Exhibit 10.69

CONTRACT OF SALE

(The Commons on Potomac Square Apartments, Loudoun County, Virginia)

THIS CONTRACT OF SALE (this “Contract”) is made as of the “Effective Date” (as defined in Section 16) by and among: (i) CAPREIT Acquisition Corporation, a Maryland corporation (“Purchaser”), and (ii) Comstock Cascades II, L.C., a Virginia limited liability company (“Seller”).

W I T N E S S E T H:

R-1. Seller is the owner of a certain residential apartment project known as “The Commons on Potomac Square Apartments” (the “Project”) located in Loudoun County, Virginia and having a street address of 21240 McFadden Square, Potomac Falls, Virginia, which is: (a) situated on a certain parcel of real property more particularly described in Exhibit A attached hereto and incorporated herein by this reference (the “Land”); and (b) comprised of One Hundred and Three (103) apartment units and all buildings and other improvements located on the Land.

R-2. Seller desires to sell and Purchaser desires to purchase the Property on the terms and conditions set forth below in this Contract.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

1. Definition of Property. The “Property” is hereby defined as consisting of all of the following: (a) all improvements, buildings, structures, utilities and amenities owned by Seller and existing and/or constructed on the Land; (b) all assignable contracts described on Exhibit E attached hereto, to the extent that Seller does not terminate the same in conformity with the terms hereof; (c) all fixtures, furniture, furnishings, appliances, equipment, decorative items, inventory, supplies, tools and other personal property owned by Seller, located at the Property, and used in connection with operation of the Property, other than those items which are owned by occupancy tenants of the Project or their invitees or the management company retained by Seller to manage the Project, if any; (d) all of Seller’s rights in or to condemnation awards and insurance proceeds (to the extent not applied to restoration) relating to the Project, subject to the terms set forth herein; (e) all warranties, guaranties, claims and rights, if any, in favor of Seller relating to the construction, maintenance, operation or repair of the Project or any component thereof; (f) all of Seller’s right, title and interest, if any, in and to any drawings, plans, specifications, surveys, manuals and contracts relating to construction, maintenance and operation of the Project that are in Seller’s possession and control on the Effective Date; (g) all assignable operating licenses and/or permits relating to the Project or any portion thereof; (h) all of Seller’s interest in and under all leases and occupancy agreements with tenants or prospective tenants of the Project including unapplied security deposits held by Seller in connection therewith; (i) all business and operating records pertaining to operation of the Project; (j) all rights to use the name “The Commons on Potomac Square Apartments” in connection with the operation of the Project; and (k) all other rights, privileges and appurtenances owned by Seller and in any way related to the Land and the Project.

2. Agreement to Sell and to Purchase. Seller agrees to sell and convey, and Purchaser agrees to purchase and acquire the Property subject to and upon the terms and conditions hereinafter provided.

3. Purchase Price and Deposit. The “Purchase Price” for the Property shall be an amount equal to Nineteen Million Seven Hundred and Fifty Thousand and No/100 Dollars ($19,750,000.00). The Purchase Price shall be paid as follows:

a. Upon execution of this Contract (the “Initial Deposit Date”), Purchaser will deposit in escrow with Fidelity National Title Insurance Company (alternately referred to hereinafter as the “Escrow Agent” or the “Title Company”), the sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) in the form of cash or other current funds (the “Initial Deposit”). The term Deposit, as used in this Contract, shall include any interest that may accrue thereon. The Initial Deposit shall be refundable to Purchaser until the expiration of the Due Diligence Period as set forth in Section 4 herein. The Deposit shall be held by Escrow Agent in a federally-insured, interest bearing escrow account with all interest thereon to be accumulated and reinvested. All interest earned on any the Deposit shall be paid to the party entitled to receive the Deposit pursuant to the terms of this Contract. Escrow Agent’s obligations and liabilities with respect to the Deposit shall be governed by the terms and conditions set forth below in this Section 3.

b. Within three (3) business days after the expiration of the “Due Diligence Period” (as defined in Section 4), Purchaser shall increase the Deposit then held by Escrow Agent pursuant to this Contract by an amount equal to Two Hundred and Fifty Thousand and No/100 Dollars ($250,000.00) (the “Additional Deposit”), for a total Deposit of Five Hundred Thousand No/100 Dollars ($500,000.00) by delivering to Escrow Agent the Additional Deposit in the form of cash or other current funds. The Additional Deposit shall be included within the meaning of the term “Deposit” as used herein and shall be governed by the terms of this Contract applicable to the Deposit. The Deposit shall be nonrefundable to Purchaser after the expiration of the Due Diligence Period, except as may be set forth herein.

c. At Closing, Purchaser shall pay the Purchase Price to Seller in the form of cash or other current funds, subject to the closing adjustments provided for in this Contract. The Deposit and all interest thereon, if any, shall be credited against and applied as a portion of the Purchase Price due and payable at Closing by Purchaser.

d. Escrow Agent shall not be liable to either of Purchaser or Seller in connection with the performance of any duty imposed upon Escrow Agent hereunder for any action taken by Escrow Agent in good faith in conformity with the provisions of this Contract in holding or dealing with the Deposit, except for Escrow Agent’s negligence or willful misconduct. Escrow Agent may act upon any instrument or other writing believed by Escrow Agent in good faith to be genuine and to be executed and presented by the proper person. Escrow Agent shall have no duties or responsibilities other than as expressly set forth herein. Escrow Agent shall not be bound by a modification of this Section 3, , if Escrow Agent’s duties hereunder are affected, unless such modification is in writing and signed by Purchaser, Seller and Escrow Agent.

e. In the event that: (i) Escrow Agent shall be uncertain as to Escrow Agent’s rights or duties hereunder, (ii) Escrow Agent shall receive instructions from Purchaser or Seller which, in Escrow Agent’s reasonable opinion, are in conflict with any of the provisions hereof, or (iii) Escrow Agent shall receive conflicting demands from Purchaser and Seller with respect to the Deposit or directing Escrow Agent to take any action with respect to the Deposit, Escrow Agent may take affirmative steps in order to terminate Escrow Agent’s duties hereunder by depositing the Deposit with the clerk of court for the jurisdiction in which the Land is located in an action for interpleader, naming the conflicting claimants as parties in such action. Escrow Agent’s reasonable costs and expenses in connection with filing such an interpleader action, not to exceed a total of $1,000, shall be divided equally between Purchaser and Seller.

4. Due Diligence Period; Purchaser’s Title Commitment; Purchaser’s Survey.

a. Purchaser shall have the right prior to the expiration of the Due Diligence Period (as defined below) to examine title to the Property, receive copies of any and all documents relating to title to the Property, examine Seller’s files, books and records relating to the Property, specifically including Seller’s leasing files, and, subject to the rights of tenants at the Property, to enter upon, test, study, survey, inspect, and conduct engineering, architectural, environmental, soil, economic and other tests on the Property as Purchaser deems necessary or desirable in order to evaluate the Property. Purchaser shall not conduct any invasive or environmental testing at the Property without advance notice to Seller. Purchaser shall use reasonable efforts in connection with its due diligence activities to minimize disruptions to the ongoing operation of the Property and to the tenants at the Property. Purchaser shall repair any damage to the Property caused by any of its activities on site. Purchaser shall maintain, and shall cause each of its contractors to maintain, commercial general liability insurance in the minimum amount of One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate. In the event that Purchaser is not fully satisfied with the condition of the Property, the prospects for Purchaser’s operation of the Property or for any other reason, Purchaser shall have the right in its sole and absolute discretion, to terminate this Contract by written notice to Seller given no later than thirty (30) days after the Effective Date (such time period being referred to in this Contract as the “Due Diligence Period”), whereupon the Escrow Agent shall return to Purchaser the Initial Deposit together with all interest earned thereon, if any. Thereafter, the parties hereto shall have no further liabilities or obligations under this Contract. Purchaser shall indemnify and hold harmless Seller from and against any loss, cost, claim, expense or liability (including reasonable attorneys’ fees) suffered or incurred by Seller as a result of Purchaser’s entry onto the Property. The provisions of this Section shall survive closing or any termination of this Contract.

b. After the Effective Date, (i) Purchaser shall order a commitment for owner’s title insurance for the Property from the Title Company (the “Purchaser’s Title Commitment”); and (ii) Seller shall order an updated ALTA survey of the Property (the “Purchaser’s Survey”). After Purchaser obtains the Purchaser’s Title Commitment and the Purchaser’s Survey, Purchaser shall advise Seller by written notice, provided no later than five days prior to the expiration of the Due Diligence Period (the “Purchaser’s Title Objection Notice”) of any objections (“Title Objections”) that Purchaser may have to (1) the title exceptions reflected in the Purchaser’s Title Commitment; and (2) any matters reflected on the Purchaser’s Survey. Any title exceptions reflected in the Purchaser’s Title Commitment or matters reflected on the Purchaser’s Survey as to which Purchaser does not object in the Purchaser’s Title Objection Notice shall be referred to herein as the “Permitted Exceptions.” Within five (5) days after Seller’s receipt of the Purchaser’s Title Objection Notice, Seller shall advise Purchaser by written notice (the “Seller’s Title Notice”) as to whether Seller intends to correct the Title Objections reflected in the Purchaser’s Title Objection Notice. If Seller does not respond in writing to Purchaser’s Title Objection Notice, Seller shall be deemed to have informed Purchaser that it does not intend to correct the Title Objections. Except as otherwise specifically set forth in this Contract, Seller shall have no obligation to correct any objectionable matters reflected in the Purchaser’s Title Objection Notice. Any Title Objections that Seller agrees to correct shall be attempted to be corrected by Seller prior to Closing, and the correction of such objectionable matters by Seller shall be a condition precedent to Purchaser’s obligations to proceed to Closing hereunder. If Seller notifies or is deemed to have notified Purchaser that Seller shall not remove any or all of the Title Objections, then Purchaser shall have the right to either: (a) by written notice to Seller, given on or prior to the date on which the Due Diligence Period expires, to terminate this Contract, in which event the Deposit shall be returned to Purchaser and the parties shall be relieved from all further liability or obligation under this Contract (except with respect to those provisions hereof that are expressly intended to survive the termination of this Contract as set forth herein); or (b) waive, in writing, all such Title Objections, and in such event, such waived Title Objections shall be deemed “Permitted Exceptions”. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THIS CONTRACT, SELLER SHALL BE OBLIGATED TO REMOVE OR SATISFY (AT THE RISK OF DEFAULT HEREUNDER) ANY EXCEPTIONS OR ENCUMBRANCES TO TITLE WHICH ARE CREATED OR CONSENTED TO BY SELLER AFTER THE EFFECTIVE DATE WITHOUT PURCHASER’S CONSENT, AND LIENS OF AN ASCERTAINABLE AMOUNT NO MATTER WHEN CREATED AND REGARDLESS OF AMOUNT.

5. Seller’s Deliveries. If not delivered earlier, within five (5) business days after the Effective Date of this Contract, Seller shall deliver to Purchaser, copies of each of the items (collectively, the “Property Documents”) described on Exhibit B attached hereto and incorporated herein by this reference, to the extent the same are within Seller’s possession and control on the Effective Date.

6. Representations and Warranties.

a. Seller makes the representations and warranties set forth below in this Section 6(a) in favor of Purchaser, each of which are true and correct as of the Effective Date (except as otherwise specifically provided) and shall be true and correct on the Date of Closing.

(1) Seller has full right, power and authority to enter into this Contract. The parties executing this Contract on behalf of Seller have full power and authority to bind Seller to the obligations of Seller set forth herein.

(2) Seller is a duly formed, validly existing limited liability company and is in good standing under the laws of the Commonwealth of Virginia. Seller has obtained all consents and approvals necessary to make this Contract binding upon Seller and to permit consummation of the transactions contemplated herein in accordance with the terms of this Contract. This Contract does not violate the terms of any other contract or instrument to which Seller is a party or by which it is bound.

(3) Except as disclosed on Exhibit E attached hereto and incorporated herein by this reference, no management, service, leasing, employment or supply commitments or contracts of any kind or description are in existence with respect to the Property which may not be terminated without penalty by Seller and its successors and assigns upon giving of thirty (30) days’ notice, without penalty or premium. Seller shall terminate all contracts or agreements in existence with respect to the Property, without cost or charge to Purchaser, which Purchaser has not expressly agreed to assume by written notice to Seller given not later than thirty (30) days prior to Closing. Seller expressly agrees that on or before Closing, Seller shall, at Seller’s sole cost and expense, terminate the existing property management agreement for the Property.

(4) The rent roll attached hereto as Exhibit D is true, accurate and complete in all material respects as of the date of said rent roll, and each tenancy described therein arises under a valid lease in substantially the form attached hereto as Exhibit C. Seller has not received notice of any default by Seller, as landlord, under any of said leases that has not been cured. Seller has made no commitment to provide any material benefits, services, facilities, or amenities, or to perform repairs or renovation not specified in the form of lease attached hereto as Exhibit C. No tenant at the Property has paid any rent in advance except for the then-current month, except that if any tenant has paid any rent in advance for other than the then-current month or has any unused rent credits, Purchaser shall be credited for the same at Closing pursuant to Section 11(d)(iii) hereof. Except as provided in Exhibit D, no tenant of the Property has received or is entitled to any rebate, concession, “free rent”, abated rent, or other benefit. If any such rebates, concessions, “free rent” abated rent or other benefits remain unused at Closing, Purchaser shall be credited for the same at Closing pursuant to Section 11(d)(iii) hereof. All work which Seller has agreed to perform under the terms of the leases or otherwise will be performed and fully paid for by Seller prior to Closing hereunder. Seller shall not execute leases with any tenant with respect to any vacant space at the Property except in accordance with the provisions of Section 8 hereof. Seller shall update the rent roll on a monthly basis and shall promptly provide a copy of such update to Purchaser for each month after the Effective Date until Closing.

(5) Except for normal and recurring utility and maintenance charges, all bills and claims for labor performed and services and materials furnished to or for the benefit of the Property, have been or will be paid in full, and there are no mechanic’s liens or materialman’s liens which affect the Property as of the Date of Closing. If any mechanic’s or materialman’s lien is filed on or which affect the Property, for work, labor or services performed or materials supplied prior to Closing, (i) if such lien is filed prior to Closing, Seller shall cause the same to be released prior to Closing, except that Seller shall have the right to bond off or post an escrow for payment of such lien at Closing and to contest such lien; and (ii) if such lien is filed after Closing, Seller shall immediately cause the release of such lien; provided that Seller shall be permitted to bond off or post an escrow for payment of such lien and to contest such lien.

(6) To Seller’s knowledge, all items of personal property, if any, which are included in the Property and listed on Exhibit G, are owned by Seller and shall be owned by Seller on the Date of Closing, free and clear of all liens, debts, charges, and encumbrances of every nature, kind, and description.

(7) To Seller’s knowledge, there are no outstanding notices from any constituted public authority or from any insurance company of the existence of any condition or situation which requires work to be done to cure a noted violation with respect to the Property which remains undone or will remain undone at the Date of Closing.

(8) Seller has not received notice of the existence, institution or the proposed institution of condemnation proceedings relating to any portion of the Property or of any other taking against all or any part of the Property.

(9) Except as set forth on Exhibit H hereto, there is no pending, or (to Seller’s knowledge) threatened, litigation, governmental proceeding, notice of action required to be taken, judgment, cause of action, special assessment, charge against or related to the Property, or any portion thereof, or against Seller, and Seller has not received any notice of a material violation of any rule, order, or regulation issued by any governmental agency with respect to the Property, except as may have been previously corrected.

(10) To Seller’s knowledge, Seller holds all business licenses, permits, and other approvals which are required for the current use of the Property, and all business licenses, permits and other approvals are validly issued and not subject to contest or appeal.

(11) No persons are employed by Seller with respect to the Property.

(12) Seller is not a “foreign person” within the meaning of the Internal Revenue Code of 1986, as amended to date (the “Code”), and the transaction contemplated hereby does not constitute a disposition of a U.S. real property interest by a foreign person. At Closing, Seller shall deliver to Purchaser an affidavit (the “Section 1445 Affidavit”) certifying, under penalties of perjury, Seller’s U.S. taxpayer identification number and that Seller is not a foreign person.

(13) Seller is not a debtor in any state or federal insolvency, bankruptcy, or receivership proceeding, and no “Bankruptcy/Dissolution Event” (as defined below) has occurred with respect to the Seller, or any partner or member of Seller. “Bankruptcy/Dissolution Event” means the occurrence of any of the following: (i) the commencement of a case under Title 11 of the U.S. Code, as now constituted or hereafter amended, or under any other applicable federal or state bankruptcy law or other similar law; (ii) the appointment of a trustee or receiver of any property interest; (iii) an assignment for the benefit of creditors; (iv) an attachment, execution or other judicial seizure of a substantial property interest; (v) the taking of, failure to take, or submission to any action indicating an inability to meet its financial obligations as they accrue; or (vi) a dissolution or liquidation, death or incapacity. There is no pending case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or recomposition of Seller or any of its debts under any state or federal law relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking appointment of a receiver, trustee, custodian or other similar official for all or any substantial part of its property.

(14) Seller has not received written notice from any governmental authority or agency (and neither is otherwise aware) of any material violation at the Property of laws relating to Hazardous Materials (as hereinafter defined). To Seller’s knowledge, the Land has not previously been used as a landfill or as a dump for garbage or refuse, nor as a site for the storage and/or disposal of hazardous waste, solid waste, hazardous substance or other substances known or suspected to pose a threat to health or the environment (collectively, “Hazards”). For purposes of this Contract, the term Hazardous Materials shall mean (a) any toxic substance or hazardous waste, hazardous substance or related hazardous material; (b) asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of presently existing federal, state or local safety guidelines, whichever are more stringent; and (c) any substance, material or chemical which is defined as or included in the definition of “hazardous substances”, “toxic substances”, “hazardous materials”, “hazardous wastes” or words of similar import under any federal, state or local statute, law, code, or ordinance or under the regulations adopted or guidelines promulgated pursuant thereto, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9061 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §1801, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq.; and the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq. Purchaser has been provided with all information and documents relating to Hazardous Materials on or affecting the Property as are known to Seller.

(15) To the best of Seller’s knowledge, the Property Documents are true and correct in all material respects, and all other documents prepared by Seller (or its agents) and provided to Purchaser with respect to the Property, contain statements that are materially true, correct and complete as of the dates thereof, and none contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made and information provided, in light of the circumstances in which they were made, not misleading.

(16) Seller (i) is not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar such list, and (ii) is not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States.

(17) Intentionally Deleted.

(18) In connection with, and in respect of, the construction of the Project (the “Construction”), Seller represents and warrants to Purchaser as follows:

(i) to Seller’s knowledge, the Construction was performed and has been completed, fully and in all respects, substantially in accordance with the plans and specifications (collectively, the “Plans and Specifications”) prepared by SK&I Architectural Design Group (“SKI”) and modified by Sutton Yantis Architects for the Project and approved by Seller;

(ii) Comstock Homes of Washington, L.C. served as the general contractor (“Contractor”) and to the best of their knowledge, performed the Construction in accordance with the Plans and Specifications as demonstrated by the Seller’s receipt of all applicable permits from Loudoun County, Virginia and the following verifications from third party engineers/vendors:

•	Letter from Cates Engineering dated July 15, 2011 for Building 1

•	Letter from Cates Engineering dated April 11, 2011 for Building 4

•	Letter from Consulting Engineers, Corp. dated August 3, 2011 for Building 1

•	Letter from Consulting Engineers, Corp. dated April 27, 2011 for Building 4

•	Slab on grade Inspection Letters dated March 21, 2011, June 7, 2011 from Consulting Engineers, Corp. for Buildings 1 and 4

•	New Construction Subterranean Termite Soil Treatment Records from Potomac Waterproofing, Inc. for Buildings 1 and 4

•	Occupancy Permits issued by Loudoun County, Virginia for Buildings 1 and 4, and all units therein

•	Residential Footing Inspection Reports dated January 20, 2011 and April 7, 2011 issued by Loudoun County, Virginia for Buildings 1 and 4

(iii) Seller has not received written notice of any non-compliance (of the Project or the Construction) with any applicable federal, state or local laws, rules, regulations or codes.

(iv) all monies due and owing to the Contractor, all subcontractors employed by or on behalf of the Contractor in connection with the Construction, and the Architect in regard to the Project, have been or will be paid in full by Closing and no monies of any kind are owed by Seller to any third party in connection with the Construction as of the date of Closing except for items relating to Exhibits J and K of this Contract.

(v) Seller obtained and has maintained in full force and effect, as applicable, all required and necessary governmental approvals (including, without limitation, all building permits and use and occupancy permits or their equivalents), with respect to the Construction or otherwise, in order that each of the 103 apartment units existing within the Project may be lawfully occupied by tenants or users thereof for residential purposes.

As used herein, “Seller’s knowledge” shall mean the actual knowledge of all of the following persons: (i) Gregory Benson, Chief Operating Officer of the Manager of Seller, (ii) Christopher Clemente, Chief Executive Officer of the Manager of Seller, (iii) Dan Goldstein, Vice President of Finance and Land Acquisitions for the Manager of Seller, (iv) Joseph Squeri, Chief Financial Officer of the Manager of Seller, and (v) Dan Martin, Vice President of Sales, Comstock Homes of Washington, L.C.

b. Purchaser shall be entitled to rely upon the warranties and representations set forth herein and each of the same shall survive Closing and shall not be merged into the deed of conveyance at Closing for a period of twelve (12) months (the “Survival Period”), during which Survival Period Purchaser may bring a claim for damages against Seller for damages suffered as a result of any material breach or material inaccuracy of any of the representations and warranties set forth in Section 6(a) above. From and after full execution hereof until Closing, Seller shall notify Purchaser of any events or circumstances arising after the Effective Date hereof, of which Seller has actual knowledge, and which, if not disclosed to Purchaser, would render any of the foregoing representations and warranties untrue in any material way. As to any events or circumstances arising after the expiration of the Due Diligence Period, within ten (10) days after receipt of Seller’s notice (but no later than the Closing Date), Purchaser shall notify Seller in writing whether Purchaser either: (i) accepts the modified representation or warranty and will proceed to Closing; or (ii) elects not to accept the modified representation or warranty and will not proceed to Closing, whereupon the Deposit shall be immediately refunded to Purchaser and the provisions of Section 9 below shall apply.

c. Purchaser makes the following representations and warranties to Seller, each of which shall be true and correct on the date of execution hereof (except as otherwise specifically provided) and on the Date of Closing:

(1) Purchaser is a duly formed, validly existing corporation, and is in good standing under the laws of the State of Maryland.

(2) Purchaser has full right, power and authority to enter into this Contract, and this Contract has been duly authorized by all appropriate action of Purchaser. The parties executing this Contract on behalf of Purchaser have full power and authority to bind Purchaser to the obligations of Purchaser set forth herein, and upon execution and delivery of this Contract, all closing documents executed by Purchaser will constitute valid and binding instruments of Purchaser enforceable against Purchaser in accordance with their terms.

(3) The entry into and performance of Purchaser’s obligations under this Contract will not violate or result in a breach of any contract or agreement by which Purchaser is bound.

(4) There is no litigation or injunctive action or proceeding pending or, to the best of Purchaser’s knowledge, threatened against Purchaser which would prevent the performance of Purchaser’s obligations under this Contract at Closing.

(5) All actions and consents necessary have been taken or obtained to authorize Purchaser to enter into this Contract and to perform the transaction contemplated herein.

7. Physical Condition of the Property.

a. Seller shall continue to operate and maintain the Property in accordance with its past practices. On the Date of Closing, the Property and all components thereof, including its structural components and equipment, and all building, mechanical, electrical and plumbing systems, shall be in the condition they are in as of the Effective Date, subject only to reasonable wear and tear. Purchaser, its agents, employees and independent contractors, will have the right to inspect the Property at any time prior to Closing to satisfy itself that the Property is being run and operated in accordance with the management practices observed by Seller prior to the date hereof. Immediately prior to Closing, representatives of Purchaser and Seller shall prepare a new inventory of personal property at the Property which shall contain only those changes from the inventory previously delivered as Exhibit G which have been approved by Purchaser; provided that, Seller shall have no obligation to restock any inventory to the extent that Seller has used the same in the ordinary course of business.

b. Subject to the express terms and provisions of this Contract and the closing documents to be entered into by the parties pursuant to the terms of this Contract, the Property shall be sold and conveyed in its “as is, where is” condition, with all faults, on the Closing Date, without any representations or warranties whatsoever, express or implied, except as otherwise specifically set forth in this Contract. FURTHER SUBJECT TO THE EXPRESS TERMS AND PROVISIONS OF THIS CONTRACT, BUYER ACKNOWLEDGES AND AGREES THAT THE PROPERTY IS TO BE TRANSFERRED BY SELLER TO BUYER “AS IS,” “WITH ALL FAULTS,” AND SUBSTANTIALLY IN ITS CURRENT CONDITION. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS CONTRACT, NEITHER SELLER NOR ANY AGENT, EMPLOYEE OR OTHER REPRESENTATIVE OF SELLER (OR PURPORTED AGENT, EMPLOYEE OR OTHER REPRESENTATIVE OF SELLER) HAS MADE (i) ANY GUARANTEE, REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED AS TO THE VALUE, USES, HABITABILITY, CONDITION, DESIGN, OPERATION, FINANCIAL CONDITION OR PROSPECTS, OR FITNESS FOR PURPOSE OR USE OF THE PROPERTY (OR ANY PART THEREOF) OR THE PROPERTY

INFORMATION, OR (ii) ANY OTHER GUARANTEE, REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY PORTION OF THE PROPERTY (OR ANY PART THEREOF) OR THE PROPERTY INFORMATION. FURTHER, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS CONTRACT, SELLER SHALL HAVE NO LIABILITY FOR ANY LATENT, HIDDEN, OR PATENT DEFECT AS TO THE PROPERTY OR THE FAILURE OF THE PROPERTY, OR ANY PART THEREOF, TO COMPLY WITH ANY APPLICABLE LAWS AND REGULATIONS. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS CONTRACT, BUYER ACKNOWLEDGES AND AGREES: (1) THAT THE “PROPERTY INFORMATION” PROVIDED UNDER THIS CONTRACT (AND ANY OTHER INFORMATION BUYER MAY HAVE OBTAINED REGARDING IN ANY WAY ANY OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, ITS OPERATIONS OR ITS FINANCIAL HISTORY OR PROSPECTS FROM SELLER OR ITS AGENTS, EMPLOYEES OR OTHER REPRESENTATIVES) IS DELIVERED TO BUYER AS A COURTESY, WITHOUT REPRESENTATION OR WARRANTY AS TO ITS ACCURACY OR COMPLETENESS, AND NOT AS AN INDUCEMENT TO ACQUIRE THE PROPERTY; (2) THAT NOTHING CONTAINED IN SUCH DELIVERIES SHALL CONSTITUTE OR BE DEEMED TO BE A GUARANTEE, REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, IN ANY REGARD AS TO ANY OF THE PROPERTY (EXCEPT AS EXPRESSLY PROVIDED HEREIN); AND (3) THAT BUYER IS RELYING UPON THE PROVISIONS OF THIS CONTRACT AND ITS OWN INDEPENDENT ASSESSMENT OF THE PROPERTY AND ITS PROSPECTS IN DETERMINING WHETHER TO ACQUIRE THE PROPERTY.

8. Seller’s Covenants and Obligations; Operations Pending Closing. From and after the Effective Date, Seller shall conduct its business as it pertains to the Property only in the ordinary course and shall maintain the Property in as good a condition as exists on the Effective Date, reasonable wear and tear excepted. Seller further covenants and agrees as follows:

a. Seller shall not enter into any new lease or commitment to lease, or any extension or amendment of an existing lease, with respect to any portion of the Property for a term of more than eighteen (18) months or at rents lower than the current average rental rates for new leases as of the Effective Date. No leases entered into by Seller pursuant to this Section 8 shall contain any rebate, concession, “free rent”, abated rent, or other benefit, unless Purchaser is given a credit at Closing in the full amount of the unused portion of any such rent concession at Closing pursuant to Section 11(d)(iii) below. All leases referenced in Exhibit D and any new lease or amendment entered into from and after the date hereof conforming to the terms of this Section 8(a) or with Purchaser’s prior written consent shall be deemed included within the term “leases” as used herein and the tenants under any such new leases and/or amendments shall be deemed included within the term “tenants” as used herein. Seller shall comply with the terms and conditions of all leases in effect at the Property.

b. Seller will not further encumber the Property, grant any easements or rights of way with respect to the Property or in any way affect the title to the Property, and shall not engage in any activity or effect any transaction with respect to the Property, including but not limited to the disposal of any items of personal property or fixtures which are attached to the realty and are part of the Property, which is outside the normal and ordinary course of business of the Property without the Purchaser’s prior written consent.

c. Seller shall promptly furnish to Purchaser copies of any and all notices which it receives from federal, state or local governmental authorities having jurisdiction over the Property, any Board of Fire Underwriters and from any other body having jurisdiction with respect to the use and occupancy or physical condition of the Property.

d. Seller shall maintain in force a policy or policies of fire and extended coverage, hazard insurance and a liability insurance policy with respect to the Property in an amount not less than is presently in force.

e. Seller shall comply with the terms and conditions of all contracts and agreements pertaining to the operation, management, leasing, and maintenance of the Property. Without the prior written consent of Purchaser in each case, the Seller shall not (i) enter into any new contracts concerning the operation, management, leasing or maintenance of the Property or services thereto which are not cancelable without premium or penalty on thirty (30) days’ notice or (ii) make or contract for any maintenance item or capital repair exceeding a cost of $5,000.00, unless the same is completed and paid for in full before or at Closing.

f. At least five (5) days prior to Closing, Seller shall have completed, at Seller’s sole cost and expense and to the reasonable satisfaction of Purchaser, all of the tasks and items set forth and described on Exhibit J attached hereto.

g. Within six (6) calendar months after the date of Closing, Seller shall have completed, at Seller’s sole cost and expense and to the reasonable satisfaction of Purchaser, all of the tasks and items set forth and described on Exhibit K attached hereto (collectively, the “Post-Closing Punch List Items”).

9. Conditions Precedent to Closing.

a. The obligation of Purchaser to close hereunder shall be expressly conditioned upon, and subject to, the satisfaction (or written waiver by Purchaser) of each of the following conditions:

(1) Each of the representations or warranties contained in Section 6(a) of this Contract shall be true in all material respects as if made as of the Date of Closing.

(2) No part of the Property shall have been acquired, or shall be about to be acquired (as evidenced by written notice thereof), by authority of any governmental agency or other authority in the exercise of its power of eminent domain or by private purchase in lieu thereof (a “Taking”). If such a Taking has occurred or if Seller shall have received written notice of any such contemplated Taking, Purchaser may, at its sole option (i) terminate this Contract and receive a full refund of the Deposit and any interest earned thereon; or (ii) continue this Contract, pay the full purchase price without reduction, accept an assignment of Seller’s rights in any condemnation award (whether received prior to or after Closing) and proceed to Closing; provided that, (A) Seller shall not consent to any Taking or agree to any condemnation award without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed); (B) prior to Closing, Seller shall provide Purchaser with an opportunity to participate with Seller in any negotiations relating to a Taking affecting any portion of the Property or any condemnation award to be made in connection therewith; and (C) Seller shall reasonably cooperate with Purchaser after Closing in prosecuting any claim for a condemnation award arising prior to Closing.

(3) All written notices of violations of governmental orders or requirements noted or issued by any public authority having jurisdiction, and any action in any court against or affecting the Property, shall have been complied with by Seller and the Property shall be free and clear thereof. In the event that any notices of violations are issued with respect to the Property prior to Closing, all corrective work required thereby shall be performed by or paid by Seller. The nature, extent, methods and materials for any corrective work and the parties performing such work shall be subject to Purchaser’s prior approval.

(4) The Property shall possess all clearances, permits, occupancy certificates, licenses and registrations necessary for its intended purpose, and the same shall be in full force and effect, in good standing and not subject to any known or threatened challenge.

(5) There shall be no unrepaired damage by fire or other casualty to any portion of the Property, the estimated cost of repair of which is One Hundred Thousand Dollars ($100,000.00) or more. If any portion of the Property is damaged by fire or casualty and is not repaired and restored to its original condition prior to Closing and the estimated cost of repair thereof is less than One Hundred Thousand Dollars ($100,000.00), in such event (1) Purchaser shall be required to close hereunder, and at Closing Purchaser shall receive a credit against the Purchase Price in an amount equal to the aggregate estimated cost of repair of any damage to the Property remaining unrepaired at Closing, any unpaid costs of repairs performed prior to Closing (2) Purchaser shall thereafter be responsible for the repair of the damage to the Property caused by such fire or casualty; and (3) Seller shall be entitled to prosecute all insurance claims in connection with such casualty under insurance policies obtained by Seller for the Property and to retain all insurance proceeds resulting therefrom. If the aggregate estimated cost of repairing such damage is One Hundred Thousand Dollars ($100,000.00) or more, then Purchaser may, at its sole option, (i) terminate this Contract whereupon the Deposit and any interest thereon shall be returned to Purchaser and the parties shall be relieved of all further liability or obligation hereunder, or (ii) elect to proceed to Closing, in which event the provision of clauses (1), (2) and (3) above shall govern.

(6) Title to the entire Property shall be in the condition specified in Section 10 hereof.

(7) (i) All tenant leases entered into by Seller or its authorized representative for the rental units located on the Property shall be substantially in the form attached hereto as Exhibit C, and Seller must not be in default under any of the aforesaid leases; and (ii) all tenants occupying rental units in the Property shall have entered into (or otherwise be subject to the terms of) a written lease agreement with Seller or its authorized agent for the lease of such rental unit. Seller shall provide to Purchaser an updated rent roll of the Property as of a date no more than five (5) days prior to the Date of Closing in the form attached hereto as Exhibit D, showing as of the date of such rent roll all valid claims or offsets of any tenant against Seller of which Seller has knowledge, and all rebates, concessions, deductions or abatements of rent to which any tenant is entitled and any rents which have been prepaid more than thirty (30) days in advance, and Purchaser shall receive credits therefor against the Purchase Price. There shall be no claims, offsets, rebates, concessions, deductions, abatements or prepaid rents except as shown on such updated rent roll.

b. If any one or more of the conditions set forth in Section 9(a) above are not satisfied as of the date specified for Closing hereunder, then Purchaser shall have the option, in its sole discretion, exercised by written notice to Seller, to either (i) waive such condition and make full Closing under this Contract in accordance with the terms and conditions hereof, without any reduction or adjustment in the Purchase Price, except as specifically provided herein; or (ii) terminate this Contract and obtain a refund of the Deposit and all interest earned thereon, whereupon Seller and Purchaser shall be thereupon released from all further liability or obligation under this Contract. Purchaser’s election under clauses (i) or (ii) of this Section 9(b) shall be Purchaser’s sole rights in the event any of the above conditions to Closing are not satisfied (or waived by Purchaser).

10. Title.

a. Seller’s current Owner’s Title Policy is attached hereto as Exhibit F. The following conditions concerning title to the Property shall exist at the time of Closing hereunder, and the obligation of Purchaser to close hereunder shall be expressly conditioned upon and subject to the satisfaction (or written waiver by Purchaser) of each such condition:

(1) Title to the entire Property shall be (and is required to be) good of record and in fact, marketable, and free and clear of all liens, encumbrances, leases, tenancies, and occupancies, except for (i) rights of way and/or easements to private parties, public authorities and/or utility companies for ingress-egress purposes or fire lanes or for utilities or utilities installations; provided that, none of the same, interfere with or adversely affect Purchaser’s ownership, operation, use or resale of the entire Property; (ii) then-current real estate taxes and assessments and sewer and water charges not yet due and payable; (iii) those occupancy leases listed on the rent roll attached hereto as Exhibit D, and any leases of tenants entered into after the rent roll was prepared and shown on the updated rent roll to be delivered at Closing pursuant to Section 9(a)(7), which comply with the requirements set forth in Section 8(a) hereof; and (iv) those matters that are deemed to be Permitted Exceptions pursuant to Section 4.

(2) Title to the entire Property shall be insurable, in an amount not less than the Purchase Price of the Property, by the Title Company pursuant to the Purchaser’s Title Commitment, at standard rates and without the payment of any special premium.

b. In the event that title to the entire Property at Closing is not as required pursuant to the terms and provisions of Section 10(a) above, then Purchaser shall have the option, in its sole discretion, exercised by written notice to the Seller, to either (i) waive such defects and proceed to Closing in accordance with the terms of this Contract, or (ii) terminate this Contract, whereupon the Deposit shall be refunded to Purchaser and all parties hereto shall be thereupon relieved from any further liability or obligation hereunder.

11. Closing; Settlement Costs; Adjustments; Possession.

a. Time is of the essence of this Contract. Seller and Purchaser are required and agree to make full closing, including disbursement of all funds, in accordance with the terms hereof (“Closing”), on that date which is thirty (30) days after expiration of the Due Diligence Period (the “Closing Date” or the “Date of Closing”), and in no event later than December 29, 2011 (the “Outside Closing Date”) without Seller’s prior written consent. Closing under this Contract shall be conducted by, and coordinated through, the Title Company. The Property shall be conveyed by special warranty deed, which shall run to the Purchaser. In the event that Closing has not occurred by the Outside Closing Date due to reasons other than a Seller default hereunder or a failure of a condition contained in Section 9 herein, Seller may, at its option, terminate this Contract whereupon the Deposit shall be refunded to Purchaser and all parties hereto shall be thereupon relieved from any further liability or obligation hereunder, or, in the case of Purchaser’s default (as described in Section 18(b) hereinbelow), enforce its rights as provided herein.

b. Intentionally Deleted.

c. Seller and Purchaser shall split (50/50) the following closing costs and expenses (in the aggregate, the “Shared Closing Costs”): (i) any and all recording and transfer costs, fees, and taxes (specifically including all State and local Grantor and Grantee Taxes), (ii) all costs and expenses of obtaining a Purchaser’s Title Commitment, (iii) all costs and expenses in connection with the issuance at Closing of Purchaser’s title insurance policy, in the amount of the Purchase Price, and any endorsements thereto as may be required by Purchaser or its lender, (iv) all costs and expenses of obtaining Purchaser’s Survey, and (v) all costs incurred by the parties in obtaining a current termite inspection and pest control report. Notwithstanding the foregoing, Seller’s maximum liability for its 50% portion of the Shared Closing Costs shall not exceed the amount of $62,500. Purchaser shall pay all other costs associated with underwriting the Property, including but not limited to accounting, marketing and engineering costs incurred in connection with economic and engineering inspections or due diligence of the Property. The risk of loss or damage to the Property by fire or other casualty is assumed by Seller until the deed of conveyance for the Property is recorded among the applicable land records. Each party shall pay its own attorney’s fees.

d. (i) All rents, operating receipts (including, without limitation, electric utility charges paid by tenants of the Property to Seller) and expenses, utilities expenses, taxes, water and sewer rents, or similar charges or fees, inventories of supplies and fuel oil (if applicable) are to be adjusted as of the Closing Date. Taxes, general and special, are to be adjusted according to the certificate of taxes issued by the taxing authority, except that assessments for improvements completed prior to the Effective Date of this Contract shall be Seller’s sole responsibility and shall be paid by Seller in full on or before the Closing Date.

(ii) All contracts and agreements relative to the operation, servicing and/or maintenance of the Property to be assigned to Purchaser shall be adjusted between the parties as of the Closing Date, and the costs of terminating any contracts which are not assumed by Purchaser and any employees of the Property who are not retained by Purchaser shall be borne by Seller.

(iii) Any and all rents which are past due at Closing shall not be adjusted; Purchaser shall have no obligation to collect such past-due rents but shall reimburse Seller for such past-due rents when, as and if collected, net of costs of collection (including a three percent (3%) management fee), it being understood that Purchaser shall not be deemed to have collected such arrearage attributable to the period prior to Closing until such tenant is current in the payment of rentals accruing on or after Closing. Purchaser shall receive a credit against the Purchase Price for any rebates, concessions, abated rent, or free rent to which any tenant is entitled after Closing, any rents prepaid more than thirty (30) days in advance and not adjusted pursuant to Section 11(d)(i) above, and any tenant improvement work which Seller has not completed or paid for but which is required by leases in effect at the Property at Closing.

(iv) At Closing, all operating adjustments between Purchaser and Seller provided for pursuant to the terms of this Contract shall be made on the basis of estimates using the most current information available as of the Closing Date. In the event that the amount of any prorated item is not known at Closing, the parties agree that such items shall be prorated at Closing as described above upon the basis of the best information available, and shall be readjusted when the actual amount(s) of such items are known, with appropriate charges and credits to be made. In the event that any adjustment pursuant to this subparagraph, subsequent to the Closing Date, shall be necessitated, then either party hereto who is entitled to additional monies shall invoice the other party for such additional amounts as may be owing, and such amount shall be paid within thirty (30) days from receipt of the invoice. The provisions of this paragraph shall survive the Closing Date.

e. At Closing, Seller shall deliver to Purchaser, or make appropriate adjustments for, all tenant security deposits and the like (including other tenant deposits), together with statutory or contractual interest owed to tenants, together with a detailed statement of the security deposits, the amount received, the date of receipt, previous applications of any portion of the security deposit and all such accrued interest held for the account of each tenant, to the extent said information is available. Purchaser shall issue a receipt for the same and shall indemnify, defend and save Seller harmless from and against any claims relating to Purchaser’s application or holding of such deposits and interest, which Seller has delivered or for which an adjustment has been made at Closing, from and after Closing, but Purchaser shall not indemnify Seller for any amount in excess of the sums so delivered or the amount of such adjustment. Seller shall indemnify, defend and save Purchaser harmless from and against any claims relating to Seller’s application or holding of such deposits and interest prior to Closing or for any claims for deposits that are not delivered to Purchaser or for which an adjustment is made in Purchaser’s favor at Closing.

f. Seller agrees to give possession and occupancy of the entire Property to Purchaser at the time of Closing, free and clear of all leases, tenancies, and occupancies except as herein permitted.

12. Closing Deliveries.

a. On the Closing Date, Seller shall:

(1) Execute, acknowledge and deliver to Purchaser a good and sufficient special warranty deed conveying fee simple estate in the Property subject only to the Permitted Exceptions.

(2) Execute, acknowledge and deliver to Purchaser an Assignment of Leases and Security Deposits, assigning to Purchaser all occupancy leases free and clear of all liens and encumbrances; provided, however, that Purchaser shall assume all of the obligations of the owner of Property under such occupancy leases which accrue after the Date of Closing, and shall indemnify and hold Seller harmless against and from all liability, loss, cost, or expense in connection with such obligations accruing after the Date of Closing, and Seller shall indemnify and hold Purchaser harmless against and from all liability, loss, cost, or expense in connection with such occupancy leases arising prior to the Date of Closing.

(3) Assign in writing, transfer and deliver to Purchaser, all contracts not terminated pursuant hereto, all unexpired warranties, guaranties, licenses, permits, certificates of occupancy and the like, advertising and promotional material for the Property, any marketing or internet domain names (including the name “The Commons on Potomac Square Apartments”), and any business and other licenses and permits in the possession of Seller or its agents related to the Property, to the extent assignable and transferable (without cost to Seller, or at Purchaser’s cost, if Purchaser elects (without obligation) to assume such cost), and deliver the original of each of the foregoing to Purchaser if it is within the possession of Seller or any of its agents or affiliates or, if not, deliver to Purchaser a true copy of each of the same, if available; provided, however, that (a) Purchaser shall assume all of the obligations of the owner of Property under each of the foregoing which accrue after the Date of Closing, and shall indemnify and hold Seller harmless against and from all liability, loss, cost, or expense in connection with such obligations accruing after the Date of Closing; and (b) Seller shall indemnify and hold Purchaser harmless against and from all liability, loss, cost, or expense in connection with such obligations arising prior to the Date of Closing.

(4) Execute, acknowledge and deliver to Purchaser a Bill of Sale, in accordance with any applicable provisions of the Uniform Commercial Code, with special warranty of title, conveying all personal property purchased hereunder, with all such assigned property to be free and clear of all liens and encumbrances.

(5) Deliver to Purchaser all books and records and tenant files pertaining to operation of the Property not theretofore delivered, it being acknowledged that Seller shall keep copies of such books and records to the extent it deems necessary for tax and accounting purposes.

(6) Deliver a letter from Purchaser and Seller addressed to each of the tenants in a form to be mutually agreed upon advising each of them that a new property manager has taken over the operations of the Property, and instructing the tenants with respect to rent payments subsequent to Closing.

(7) Deliver certified copies of the organizational documents and appropriate resolutions of Seller and governmental certifications for confirming that the Seller is organized, existing and in good standing, that all actions and consents necessary have been taken and obtained to authorize Seller to perform the transactions contemplated herein, including the consummation of the sale of the Property in accordance with the terms hereof.

(8) Deliver to Purchaser the Section 1445 Affidavit. Seller hereby agrees to indemnify and hold Purchaser harmless from and against all costs, losses, expenses, claims, liability, actions and causes of action arising out of or in any way related to the falsity of the Section 1445 Affidavit. Such indemnification shall survive Closing hereunder.

(9) Execute and deliver to the Escrow Agent a mechanic’s lien affidavit and the other items reasonably required by Purchaser’s title insurance company.

(10) Execute, acknowledge and deliver, as appropriate, or cause to be delivered all additional affidavits and other documents which may be reasonably necessary or appropriate to carry out the provisions hereof and permit Purchaser to obtain the title insurance coverage specified herein.

(11) Intentionally Deleted.

(12) Deliver a certificate issued to Seller and Purchaser by the Contractor, certifying that the Project was constructed, and the Construction was completed, in accordance with (i) the Plans and Specifications and, (ii) to the best of Contractor’s knowledge, all applicable federal, state and local laws, ordinances, rules, regulations and codes.

(13) Execute, acknowledge and deliver to Purchaser one or more assignment instruments, for purposes of assigning to Purchaser all rights, warranties, guaranties and remedies accruing to Seller under and pursuant to all written contracts and agreements with the Contractor.

b. On the Closing Date, Purchaser shall:

(1) Deliver the portion of the Purchase Price specified herein in cash or immediately available Federal funds, together with any net adjustments due Seller as herein provided;

(2) Execute, acknowledge and deliver the Assignment of Leases specified in Section 12(a)(2) above, the Assignment of contracts and other agreements and instruments specified in Section 12(a)(3) above, and the letter specified in Section 12(a)(7) above; and

(3) Execute, acknowledge and deliver, as appropriate, all additional documents which may be necessary or appropriate to carry out the provisions hereof.

(4) Deliver a temporary license agreement to Seller, Contractor or any of their affiliates, permitting them to enter upon the Property to perform any outstanding work on the Property as may required by the appropriate governmental authorities for Seller to obtain the release of subdivision bonds (the “Subdivision Bonds”) previously posted by the Seller with applicable local and state governmental authorities related to the Property. Such license agreement shall be substantially in the form as attached hereto as Exhibit I, and shall not expire until all work required by the governmental authorities has been completed and the bonds released back to Seller (such date not to be later than June 30, 2012 without the further written consent of Purchaser).

c. The special warranty deed, the Bill of Sale, and the various assignment instruments referenced above in Section 12(a), shall be drafted by Purchaser (consistent with the terms hereof) and must be acceptable to Purchaser in all respects.

13. Brokerage. Seller and Purchaser acknowledge that C. Haze McCrary of Broad Street Realty, LLC (the “Broker”) has acted as the Broker in connection with the transaction contemplated by this Contract. Seller agrees to pay the Broker as the total commission for services rendered, the commission specified in a separate listing agreement between Seller and the Broker. Purchaser acknowledges that Jim Gulley of Jim Gulley Ltd. (“Finder”) shall be paid a finder’s fee by Purchaser in connection with the transaction contemplated by this Contract. In the event that Closing shall fail to occur under this Contract for any reason whatsoever, neither Purchaser nor Seller shall have any liability or obligation to the Broker or Finder for any commission or other payment in connection with this Contract. Except as specified in this Section 13, Seller and Purchaser represent and warrant to each other that no other agent, broker, or finder has acted for Seller or Purchaser, as applicable, in connection with this Contract. Seller and Purchaser shall indemnify, defend and save the other party hereto harmless from and against any claims for brokerage, commission or finders fees resulting from a breach of the foregoing representations and warranties of Seller and Purchaser.

14. Notices. All notices hereunder shall be in writing and shall be personally delivered, telecopied (with a confirmatory copy by one of the other means set forth herein), sent by commercial overnight courier, or mailed, registered or certified U.S. mail, return receipt requested, first class postage prepaid, to the parties hereto at their respective addresses set forth below their signatures, or at such other address of which either party shall notify the other party in accordance with the provisions hereof, such change of address to be effective ten (10) days after notice thereof is given in accordance with the provisions of this Section 14. Notwithstanding the foregoing, any party to this Contract may also deliver any notices hereunder by electronic mail (e-mail), with delivery of any such notice(s) deemed to have been given immediately (same day as sent), with a hard copy to follow by overnight courier.

15. Miscellaneous Provisions. Each of the Recitals set forth in this Contract is incorporated herein to the same extent as if it had been stated herein in full. Each of the exhibits attached to this Contract is incorporated herein by reference. This Contract contains the entire agreement between the parties hereto and is intended to be an integration of all prior or contemporaneous agreements, conditions or undertakings between the parties hereto; there are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied between and among the parties hereto other than as herein set forth. No change or modification of this Contract shall be valid unless the same is in writing and signed by Seller and Purchaser. No purported or alleged waiver of any of the provisions of this Contract shall be valid or effective unless in writing, signed by the party against whom it is sought to be enforced. Purchaser may freely assign this Contract to a newly formed entity that is controlled by, or affiliated with, either of Purchaser or TPF VII LLC, a Delaware limited liability company, provided that Purchaser’s assignee shall expressly assume all of Purchaser’s liabilities, obligations, and duties hereunder This Contract and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, devisees, legatees, legal representatives, successors and permitted assigns. Purchaser may designate prior to Closing the party or parties to be named as grantee in the deed of conveyance required hereunder. This Contract shall be governed by and construed in accordance with the laws of the jurisdiction in which the Property is located, without regard to principles of conflicts of laws. This Contract may be executed in counterparts, and all counterparts so executed shall constitute one contract of sale binding upon all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart.

16. Effective Date. The “Effective Date” of this Contract is the last date on which Seller and Purchaser have executed this Contract.

17. Exclusivity. This Contract shall constitute an exclusive arrangement between the parties hereto and, from and after the Effective Date of this Contract, Seller, its agents, affiliates and/or employees, shall not negotiate for or otherwise deal in the sale or transfer of the Property (or any interest therein) with anyone other than Purchaser, unless and until the Contract has been terminated.

18. Default and Remedies.

a. In the event of Seller’s breach or default hereunder (prior to Closing), including, but not limited to, Seller’s failure to perform, observe, deliver, or complete (as the case may be), all covenants, obligations and agreements to be performed, observed, delivered or completed by Seller prior to or on the Closing Date, then Purchaser shall have the right as its sole and exclusive remedy to exercise any one of the following remedies:

(1) Purchaser may terminate this Contract by written notice to Seller and the Escrow Agent, whereupon the Deposit shall be immediately refunded to Purchaser by the Escrow Agent, and this Contract shall wholly cease and terminate, no party to this Contract shall have any further claim, agreement, or obligation to any other party to this Contract, and any lien of Purchaser against the Property shall automatically cease, terminate and be released; or

(2) Purchaser may enforce specific performance of this Contract. Notwithstanding the foregoing, in the event specific performance is not available because of any affirmative act or acts of Seller or any act or acts of any person or entity affiliated with Seller so as to render specific performance not available, then Purchaser shall have the right to terminate this Contract, whereupon it shall become entitled to: (a) receive the immediate return of the Deposit, and (b) sue and seek all other damages and remedies available at law or equity.

b. In the event that Purchaser fails to pay the balance of the Purchase Price and execute the documents required by this Contract at Closing (and Seller is not in default of its obligations hereunder and all conditions to Closing benefiting Purchaser have been satisfied or waived), then Seller shall, as its sole and exclusive remedy, have the right, in lieu of any other remedies available to it at law or in equity, to terminate this Contract by giving Purchaser and the Escrow Agent written notice thereof and the Escrow Agent shall deliver the Deposit to Seller, which shall retain the same as liquidated damages (the parties hereby acknowledging that the amount of damages resulting from a breach of this Contract by Purchaser would be difficult or impossible to accurately ascertain) and upon Seller’s receipt thereof, this Contract shall wholly cease and terminate, no party to this Contract shall have any further claim, agreement, or obligation to any other party to this Contract, and any lien of Purchaser against the Property shall automatically cease, terminate and be released.

19. Indemnification.

a. Notwithstanding anything to the contrary set forth in this Contract, Seller shall indemnify and hold harmless the Purchaser and its successors and assigns and any partner, shareholder, director, officer, employee, agent or affiliate thereof, from and against any and all claims, obligations, losses, damages, costs and expenses (including, without limitation, the reasonable fees and expenses of attorneys) to the extent resulting from any act(s) or omission(s) of Seller, or any event, matter or condition, on or relating to the Property, which occurred or arose on or prior to the Date of Closing (regardless of when any such act, omission, event, matter or condition is first discovered). Purchaser shall notify Seller within ten (10) days in the event any claim is made against it for which Seller shall have agreed to indemnify Purchaser as set forth in this Contract. This indemnity (and the provisions of this paragraph) shall survive the Closing until the expiration of the Survival Period.

b. Purchaser shall indemnify and hold harmless the Seller and its successors and assigns and any partner, shareholder, director, officer, employee, agent or affiliate thereof, from and against any and all claims, obligations, losses, damages, costs and expenses (including, without limitation, the reasonable fees and expenses of attorneys) to the extent resulting from any act(s) or omission(s) of Purchaser, or any event, matter or condition, on or relating to the Property, which occurred or arose subsequent to the Date of Closing. Seller shall notify Purchaser within ten (10) days in the event any claim is made against it for which Purchaser shall have agreed to indemnify Seller as set forth in this Contract. This indemnity (and the provisions of this paragraph) shall survive the Closing until the expiration of the Survival Period.

20. Intentionally Deleted.

21. Post-Closing Cooperation. Seller shall perform the work post-Closing as referenced in Section 8(g) and Exhibit K herein within six (6) months from the Closing date. Purchaser shall reasonably cooperate with Seller so as to allow Seller to complete the work, and allow reasonable access to the Property for Seller to perform the work.

22. $250,000 Ecsrow for Post-Closing Punch List Items. At Closing, Purchaser and Seller agree to instruct the Title Company to withhold (and hold in escrow) the amount of $250,000 (the “Punch-List Escrow”) from the Purchase Price for the purpose of securing Seller’s obligation to complete the Post-Closing Punch List Items in accordance with the terms of this Contract. Monies in the Punch-List Escrow shall not be released to Seller unless and until the specific items on the Post-Closing Punch List have been completed in accordance with the terms of this Contract.

23. $750,000 Warranty Fund.

a. At Closing, Purchaser and Seller agree to instruct the Title Company to withhold the amount of $750,000 from the Purchase Price for the purpose of establishing an escrow fund (the “Warranty Fund”) from which Purchaser may seek to satisfy (in whole or in part) any claims (“Warranty Fund Claim(s)”) relating to (i) the indemnity obligations of Seller as described in this Contract, or (ii) damages suffered or incurred by Purchaser as a result of any breach or inaccuracy of any of the representations and warranties set forth in Section 6(a) above. A Warranty Fund Claim shall consist of a written notice from Purchaser to Seller and the Title Company of a claim on the Warranty Fund, including (X) a specific claim against all or part of the Warranty Fund, (Y) the approximate dollar amount claimed, and (Z) factual details as to the basis of the claim. If, at any time after the Date of Closing, it is determined (through legal proceedings, beyond any applicable appeals period), or agreed to by Purchaser and Seller, that a Warranty Fund Claim is valid and correct, then the Title Company shall release to Purchaser, from the Warranty Fund, the amount(s) set forth in any such decree or order (or the entire balance of monies in the Warranty Fund, as the case may be) or as otherwise agreed to by Purchaser and Seller.

b. As long as there shall be no Warranty Fund Claim(s) pending and unresolved, monies in the Warranty Fund shall automatically be released to Seller by the Title Company as follows: (i) on that date which is six (6) months after the Closing Date, 33% of the balance of monies in the Warranty Fund, if any, shall be released to Seller; (ii) on that date which is eight (8) months after the Closing Date, 33% of the balance of monies in the Warranty Fund, if any, shall be released to Seller; and (iii) on that date which is twelve (12) months after the Closing Date, the balance of monies, if any, in the Warranty Fund shall be released to Seller.

24. Jurisdiction; Attorneys’ Fees. This Contract shall be construed under the laws of the Commonwealth of Virginia, and venue shall be proper in the Circuit Court for Loudoun County, Virginia or the U.S. District Court for the Eastern District of Virginia, Alexandria Division. The parties waive their right to a trial by jury for any litigation arising under this Contract. The substantially prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs of litigation arising under this Contract from the non-prevailing party.

IN WITNESS WHEREOF, and intending to be legally bound, the undersigned parties have duly executed this Contract under seal as their free act and deed for the uses and purposes herein contained on the dates indicated below their respective signatures.

WITNESS/ATTEST:	PURCHASER:

CAPREIT Acquisition Corporation, a Maryland Corporation

	By:	(SEAL)
Name:
Title:

Date of Purchaser’s Execution:

PURCHASER’S NOTICE ADDRESS:

11200 Rockville Pike

Suite 100

Rockville, MD 20852

Attn: Ernest L. Heymann

Fax Number: (301) 468-8391

E-Mail Address: eheymann@capreit.com

with a copy to:

The Praedium Group LLC

825 Third Avenue, 36th Floor

New York, New York 10022

Attention: Christopher Hughes

Fax Number: (212)

E-Mail Address: chughes@praediumgroup.com

[Signatures Continue on Following Page]

WITNESS/ATTEST:	SELLER:

COMSTOCK CASCADES II, L.C.

	By:	Comstock Homebuilding Companies, Inc.,
its Manager

By:
Christopher Clemente
Chief Executive Officer

Date of Seller’s Execution:

SELLER’S NOTICE ADDRESS:

11465 Sunset Hills Road

4th Floor

Reston, Virginia 20190

Attn: Christopher Clemente

Fax Number: (703) 760-1520

Phone (703) 883-1700

E-Mail Address: cclemente@comstockhomebuilding.com

with a copy to:

11465 Sunset Hills Road

4th Floor

Reston, Virginia 20190

Attn: Jubal Thompson

Fax Number: (703) 760-1520

Phone (703) 883-1700

E-Mail Address: jthompson@comstockhomebuilding.com

List of Exhibits

Exhibit A	- Legal Description of the Property
Exhibit B	- Property Documents to be Delivered by Seller
Exhibit C	- Form Lease
Exhibit D	- Certified Rent Roll
Exhibit E	- List of Management, Servicing, Leasing, Employment, Supply Commitments and Other Operating Contracts
Exhibit F	- Seller’s Owner’s Title Policy
Exhibit G	- Inventory of Personal Property
Exhibit H	- Description of Litigation and Governmental Notices
Exhibit I	- Form of Temporary License Agreement
Exhibit J	- Tasks and Items to be Completed Prior to Closing
Exhibit K	- Tasks and Items to be Completed Post-Closing

EXHIBIT A

Legal Description of the Property

EXHIBIT B

Property Documents to be Delivered by Seller

(a)	the most recent survey and a complete set of specifications;

(b)	a copy of the existing owner’s title insurance policy;

(c)	an inventory of all tangible and intangible personal property and fixtures;

(d)	a current rent roll and a delinquency list;

(e)	an accounts payable report;

(f)	a copy of the standard lease agreement in use;

(g)	copies of all utility bills for the last three (3) months;

(h)	copies of all property tax assessments and tax bills since 1/1/10;

(i)	copies of all service contracts and any other similar such agreements;

(j)	a copy of the current employee payroll;

(k)	copies of all records with respect to security deposit trust account(s);

(l)	audited, or if not available, unaudited monthly and annual income and operating statements since initial lease-up;

(m)	any feasibility studies, market studies, soils reports, engineering, environmental or architectural studies and similar data relating to the Property in Owner’s possession; and

(n)	All other relevant operation information, ownership documents or other information which may be reasonably requested by Purchaser.

EXHIBIT C

Form Lease

EXHIBIT D

Rent Roll

EXHIBIT E

List of Management, Servicing, Leasing, Employment,

Supply Commitments and Other Operating Contracts

EXHIBIT F

Seller’s Owner’s Title Policy

EXHIBIT G

Inventory of Personal Property

EXHIBIT H

Description of Litigation and Governmental Notices

EXHIBIT I

Form of Temporary License Agreement

EXHIBIT J

Tasks and Items to be Completed Prior to Closing*

(a) Construction of fencing around all dumpsters/compactors per the approved site plan.

(b) All buildings, sidewalks and hallways to be pressure washed.

(c) Parking lot striping to be completed and no less than four spaces (currently contemplating                      spaces 313-317) shall be designated/reserved for prospective residents in front of leasing office.

(d) Cable/telephone storage rooms — all panels to be labeled and connections secured.

(f) Ceramic tile floors to be re-grouted, as necessary (punchlist to be provided by Purchaser).

(g) Move existing leasing signage to new locations adjacent to new leasing office.

*	Any items not completed prior to Closing shall become a part of Exhibit K.

EXHIBIT K

Tasks and Items to be Completed Post-Closing

(a)	Existing “community room” to be converted to apartment unit (1-BR + Den) and made ready for immediate tenant occupancy (certificate of occupancy to be obtained by Seller).*

(b)	Appropriate equipment to be installed in each unit for purposes of individual unit submetering of utilities (water and sewer).*

(c)	Landscaping, grass seeding and sod to be installed/completed in accordance with plans and specifications and Loudoun County Code.*

(d)	Construction of (HOA approved) 12 x 10 temporary maintenance shed on the Property.*

(e)	Ceramic tile floors to be re-grouted, as necessary (punchlist to be provided by Purchaser on or before Closing).*

(f)	Leasing office to be re-located (existing space to be made ready for tenant occupancy, with certificate of occupancy to be obtained by Seller).*

(g)	Construction and placement of a monument sign at the main entrance to the Project.**

*	Collectively, these items total $150,000, and Seller shall be entitled to release of $150,000 from the Punch-List Escrow upon completion of the items (a)-(f).
**	This item may not be able to be completed within the period of time prescribed in Paragraph 21 of the Contract. The amount held in the Punch-List Escrow for this item is $100,000.